EXHIBIT 10.36

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this "Amendment")

dated effective as of November 30, 2023, is entered into by and between ZUMIEZINC., a Washington corporation (“Parent”) and ZUMIEZ SERVICES INC., a Washington corporation (together with Parent, each individually and collectively, as the context requires, "Borrower"), and WELLS FARGOBANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated December 7, 2018, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.
Section 1.1(a) is hereby deleted in its entirety, and the following substituted therefor:

“(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower (the "Line of Credit") from time to time up to and including December 1, 2024,not to exceed at any time the aggregate principal amount of Twenty-five Million Dollars ($25,000,000.00), the proceeds of which shall be used to finance Borrower's working capital requirements and for other lawful corporate purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of October 14, 2021, as amended, restated or otherwise modified from time to time ("Line of Credit Note"), all terms of which are incorporated herein by this reference. Notwithstanding the foregoing, Borrower shall maintain a zero balance on advances under the Line of Credit for a period of at least thirty (30) consecutive days during each March and April.”

2.
Section 1.2(c) is hereby deleted in its entirety, and the following substituted therefor:

“(c) Letter of Credit Fees and Commissions. Borrower shall pay to Bank a letter of credit fee (the “Letter of Credit Fee”) for each letter of credit equal to (i) (x) 2.00% for Sub feature Standby Letters of Credit or (y) 0.125% for Sub feature Commercial Letters of Credit, times (ii) the daily Stated Amount (as defined below) under each such letter of credit (whether or not such maximum amount is then in effect under such letter of credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the letter of credit shall be determined in accordance with Section 1.2(d). Borrower shall also pay to Bank,on demand, all fees upon the drawing,payment, or negotiation of each drawing under any such letter of credit and upon the occurrence of any other activity with respect to any such letter of credit (including without limitation, the transfer, assignment, amendment, cancellation or non- extension of any such letter of credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

For any commercial letters of credit, additional fees for document examination, discrepancies, acceptances, document delivery, special handling and other trade services will be determined in accordance with Bank’s standard fees and charges then in effect for such activity.”

3.
Add a new Section 1.2(e) to read in its entirety as follows:

“(e) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-half of one percent (0.50%) per annum (computed on the basis of a 360- day year, actual days elapsed) on the daily unused amount of the Line of Credit. This fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each fiscal quarter, commencing on January 1, 2024.”

4.
Section 4.9(a) is hereby deleted in its entirety, and the following substituted therefor:

“(a) EBITDA not less than (i) $9,000,000 as of the fiscal quarter ending October 28, 2023, (ii) $2,450,000 as of the fiscal quarter ending February 3, 2024, (iii) $9,000,000 as of the fiscal quarter ending May 4, 2024, (iv) $12,000,000 as of the fiscal quarter ending August 3, 2024, and (v) $20,000,000 as of the fiscal quarter ending November 2, 2024, and each fiscal quarter ending thereafter, in each case, determined on a rolling 4-quarter basis and with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense; provided, that, there shall be added to EBITDA all charges for impairment of goodwill, other intangibles, leased right-to-use assets, and up to an aggregate of $5,000,000 of store fixed asset impairment, in each case, as shown on the balance sheet.”

5.
Section 5.2 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.2. CAPITAL EXPENDITURES. During a Springing

Event Period (as defined below), make any investment in fixed assets in excess of an aggregate of $30,000,000, measured for Parent and its subsidiaries on a consolidated basis,during the four fiscal quarters of Parent immediately following the fiscal quarter of Parent in which a Springing Event occurs; provided, however, that notwithstanding anything to the contrary herein, no investment in fixed assets shall be made if, on a pro-forma basis after giving effect to the usage of any cash or cash equivalents to fund such investment, (a) a Springing Event would occur and (b) investments in fixed assets for such period would exceed $30,000,000, with such usage deemed to have occurred in the most recently ended fiscal quarter of Parent prior to the fiscal quarter in which the investment is made.

As used herein:

a.
“Springing Event”means that as of the last day of any fiscal quarter of Parent, Parent and its consolidated subsidiaries have less than $100,000,000 of cash and cash equivalents (including, without limitation, Permitted Investments described in clauses(b) – (g) of Section5.6) as listed on Parent’s balance sheet as included within Parent’s 10-Q (or in the case of the last fiscal quarter of any fiscal year of Parent, Parent’s 10-K) as filed with the Securities and Exchange Commission;

b.
“Springing Event Cure” means that as of the last day of any fiscal quarter of Parent after the occurrence of a Springing Event, Parent and its consolidated subsidiaries have at least $100,000,000 of cash, cash equivalents (including, without limitation, Permitted Investments described in clauses (b) – (g) of Section 5.6) as listed on

Parent’s balance sheet as included within Parent’s 10-Q (or, in the case of the last fiscal quarter of any fiscal year of Parent,Parent’s 10-K) as filed with the Securities and Exchange Commission; and

c.
“Springing Event Period”means the period commencing on the date upon which a Springing Event occurs, and ending on the date of a Springing Event Cure occurs, if any.”

6.
Section 5.7 is hereby deleted in its entirety and the following substituted therefor:

“SECTION 5.7. DIVIDENDS, DISTRIBUTIONS. Announce, declare

or pay any dividend or distribution either in cash or any other property on Borrower's stock,membership interest, partnership interest or other ownership interest now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any class or type of ownership interest now or hereafter outstanding, without the prior written consent of Bank.”

7.
The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

a.
Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank's counsel.

b.
Documentation. Bank shall have received,in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

i.
This Amendment and each promissory note or other instrument or document required hereby.
ii.
Guarantors’ Consent and Reaffirmation attached hereto.
iii.
First Modification to Amended and Restated Revolving Line of Credit Note.
iv.
Such other documents as Bank may require under any other Section of this Amendment.

c.
Amendment Fee. Bank shall have received a fully-earned and non- refundable amendment fee in the amount of $15,000.

d.
Regulatory and Compliance Requirements. All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

8.
Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the

Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

9.
Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment and as of the date of Borrower’s execution of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

10.
Borrower hereby covenants that Borrower shall provide to Bank from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes. Borrower hereby represents and warrants to Bank that all information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today, and shall be complete and correct at each time Borrower is required to reaffirm the representations and warranties set forth in the Credit Agreement.

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ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY,EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth herein.

WELLS FARGO BANK,

ZUMIEZ SERVICES INC. NATIONAL ASSOCIATION

By: /s/ Chris K. Visser By: /s/ Heather R. Ray

Name:Chris K. Visser Name: Heather R. Ray

Title: Secretary Title: Vice-President

ZUMIEZ INC.

By: /s/ Christopher C. Work

Name: Christopher C. Work

Title: CFO

GUARANTORS' CONSENTAND REAFFIRMATION

Each of the undersigned guarantors of all indebtedness of ZUMIEZ INC. and ZUMIEZ SERVICES INC. to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby: (i) consents to the foregoing Amendment; (ii) reaffirms its obligations under its respective Continuing Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its respective Continuing Guaranty; and (iv) reaffirms that its obligations under its respective Continuing Guaranty are separate and distinct from the obligations of any other party under said Amendment and the other Loan Documents described therein.

GUARANTORS:

ZUMIEZ PUERTO RICO LLC

By: Zumiez Inc., its sole member and manager

By: /s/ Chris K. Visser

Name: Chris K. Visser

Title: Secretary

ZUMIEZ NEVADA, LLC

By: /s/ Chris K. Visser

Name: Chris K. Visser

Title: Manager

ZUMIEZ INTERNATIONAL, LLC

By: /s/ Chris K. Visser

Name: Chris K. Visser

Title: Manager

ZUMIEZ DISTRIBUTION LLC

By: Zumiez Inc., its sole member and manager

By: /s/ Chris K. Visser

Name: Chris K. Visser

Title: Secretary

ZIC, LLC

By: /s/ Chris K. Visser

Name: Chris K. Visser

Title: Manager

ZIC II, LLC

By: /s/ Chris K. Visser

Name: Chris K. Visser

Title: Manager